                                                                    EXHIBIT 99.1


                             [FORM OF PRESS RELEASE]
                       ECLIPSE SURGICAL TECHNOLOGIES, INC.
      REPORTS FIRST QUARTER 2001 RESULTS, COMPLETION OF PRIVATE FINANCINGS


     SUNNYVALE, Calif., Apr 18, 2001 -- Eclipse Surgical Technologies Inc. (Nasdaq: ESTI) today reported results for its first quarter ended March 31, 2001. While revenues for this year's first quarter were lower year-to- year, the Company cut its operating loss to less than half (46 percent) of last year's first quarter operating loss by significantly reducing operating expenses. Eclipse also slashed its cash burn rate in the first quarter of this year by 72 percent when compared to the year ago period.

     According to Eclipse President & CEO Michael J. Quinn, this year's first quarter was marked by the transformation of the Company to a new sales and marketing driven focus with the continued expansion and major revitalization of its sales, marketing and business development functions. Eclipse also concentrated on its per-procedure revenue model and on increasing utilization of its lasers during the first quarter; saw the completion and reporting of preliminary results of a pioneering, randomized double blinded study for PTMR (percutaneous transmyocardial revasularization), the minimally invasive version of the Company's FDA cleared TMR laser procedure; and, towards the end of the quarter, raised $1 million in a placement of common stock with a private investor. While implementing the needed changes in the sales organization has caused disruptions in sales, the Company believes these changes will propel the expansion of sales in upcoming quarters.

     Eclipse also reported that subsequent to the end of this year's first quarter it completed a $2 million private placement of common stock with the State of Wisconsin Investment Board, strengthening its March 31, 2001 cash balance. In addition, the Company has secured a commitment for an asset-based line of credit of up to $5.0 million, which it expects will close within the next two weeks.

     Worldwide revenues in this year's first quarter, based on sales of disposables and lasers used to alleviate chest pain (angina) in patients suffering with coronary artery disease, were $3.1 million, with a net loss of $2.4 million, or an $0.08 loss per fully diluted share, a significant reduction from last year's first quarter net loss of $4.4 million, or a $0.15 fully diluted loss per share. For the first quarter of last year, while the Company's sales were based more heavily on the sale of the lasers systems, revenues were $5.7 million. Sales for this year's first quarter were primarily from disposables used with the Company's proprietary lasers, which are now being placed in hospitals and medical centers and largely charged on a per-procedure basis for disposables, rather than on a complicated capital equipment purchase.

     At the end of the first quarter of 2000, there were 182 sites in the United States using Eclipse lasers for TMR and by the end of the first quarter of 2001, the number of U.S. sites had risen to 251, an increase of 38 percent. The number of surgeons trained to use Eclipse lasers for TMR at the end of this year's first quarter was 782, up 52 percent from the same period last year.

     Quinn commented, "While continuing on our mission to place TMR lasers at more locations and to empower more surgeons and interventional cardiologists worldwide, we have also continued to push forward with our innovative technology for the less invasive PTMR system."

     In March, widely recognized authority Dr. Jan Erik Nordrehaug, who chairs the Department of Heart Disease at University Hospital of Bergen, Norway and is a member of the advisory committee of the Norwegian Ministry of Health, presented favorable preliminary data from the first randomized, double-blinded study of PTMR at the American College of Cardiology (ACC) in Orlando. The study, called BELIEF (Blinded Evaluation of Laser PTMR Intervention Electively For Angina Pectoris), showed by independent assessment that after six months patients who underwent the innovative catheter-based procedure were at least three times more likely to experience substantial relief from crippling chest pain called angina than those who received a sham procedure.

     Currently PTMR is not cleared by the FDA, and there can be no assurances given that the FDA will clear it. The Company submitted data and filed a PMA (Pre Market Application) with the FDA in December 1999, seeking clearance to market the procedure, and believes that its submittal has substantial merit.

     Quinn further commented, "Today, Eclipse is a brand new company in many vital ways. Our goal is to grow revenues and become profitable while balancing the need for sustainable growth with the challenges of a continuing cash burn. We believe we are making substantial progress in reaching that goal. Operating expenses in this year's first quarter were down $4.2 million, or 53 percent, from the same period last year and we cut the cash burn by $3.2 million, and will continue to cut from here as needed. We are very pleased with the quality of the marketing and sales staff who have joined us over the last 4-5 months, and believe our approach to generating revenue on the per-procedure sale of disposables will stand the shareholders in good stead going forward."

     The Company streamlined its operations by reducing year-to-year headcount by 40 percent, and it reorganized its sales and marketing staff in this year's first quarter and hired 13 experienced sales professionals. During the quarter, a new Vice President of Operations, Darrell Eckstein, as well as a new Vice President of Marketing, Christopher Owens, joined the management team and a number of area sales managers were put in place to strengthen the sales management function.

     The $3.0 million private placements of common stock included the purchase by the State of Wisconsin Investment Board of 2 million shares of common stock for $2 million in mid-April and the purchase of 898,202 shares of common stock by another investor at the end of this year's first quarter. The asset-based line of credit of up to $5 million will be with CIT Business Credit.

     Following the just completed $2 million private placement of equity, the Company's March 31, 2001 balance sheet has been strengthened to now show on a pro forma basis cash and cash equivalents of $5.1 million, total assets of $16.1 million, and shareholders' equity of $8.5 million.

ABOUT ECLIPSE SURGICAL TECHNOLOGIES

     Eclipse is a leading medical device company specializing in cardiac angiogenesis. The Company currently manufactures and markets the Eclipse TMR 2000, a solid-state laser system, as well as the Eclipse SoloGrip III, a surgical handpiece with built-in laser fiberoptics. TMR is a laser heart treatment in which one-millimeter channels are created in the heart muscle and are believed to stimulate the growth of new blood vessels (angiogenesis). TMR has been shown to reduce angina and improve the quality of life for patients suffering with coronary artery disease.

     For more information on the Company and its products, please visit the Eclipse web site at http://www.eclipsesurg.com or for investor information on Eclipse visit the Allen & Caron Inc website at www.allencaron.com.

     The forward-looking statements in this news release related to the Company's financial performance, sales and the adoption of its technology and products are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause Eclipse's actual results to differ materially include the company's ability to: successfully introduce and sell new products, to obtain adequate financing, to obtain regulatory approvals and market acceptance of current and future products, as well as additional risk factors, as discussed in the "Risk Factors" section of Eclipse's Annual Report on Form 10-K for the year ended December 31, 2000, and Eclipse's other recent SEC filings. Eclipse disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.